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Exhibit 99.1

IMMUNOGEN, INC.

128 Sidney Street, Cambridge, MA 02139-4239	TEL: (617) 995-2500 FAX: (617) 995-2510

Contacts:

Carol Hausner (Investors) Senior Director, Investor Relations and Corporate Communications Tel: (617) 995-2500 info@immunogen.com	Pete Holmberg (Media) Rx Communications Group, LLC Tel: (917) 322-2164 pholmberg@rxir.com

For Immediate Release

ImmunoGen, Inc. Announces Offering of its Common Stock by Shire BioChem Inc.

CAMBRIDGE, MA, May 17, 2004—ImmunoGen, Inc. (Nasdaq: IMGN) today announced that Shire BioChem Inc. intends to sell the 4,096,098 shares of ImmunoGen common stock held by it. These shares were previously registered under a Form S-3 shelf registration statement that was declared effective on January 21, 2003. J.P. Morgan Securities Inc. and SG Cowen & Co., LLC are acting as joint book-running managers for the offering by Shire BioChem.

ImmunoGen will not sell any shares of common stock in the offering. The selling shareholder will receive all of the net proceeds. Following successful completion of the sale, Shire BioChem will no longer hold any shares of ImmunoGen.

When available, a prospectus supplement relating to these securities may be obtained from J.P. Morgan Securities Inc., One Chase Manhattan Plaza, Floor 5B, New York, NY, 10081 and SG Cowen & Co., LLC, 1221 Avenue of the Americas, New York, NY, 10020.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer biopharmaceuticals. The Company's proprietary Tumor-Activated Prodrug (TAP) technology uses tumor-targeting antibodies to deliver a potent cell-killing agent specifically to cancer cells. Two ImmunoGen-developed TAP products have begun clinical evaluation: cantuzumab mertansine and huN901-DM1. ImmunoGen out-licenses its TAP technology in exchange for upfront, milestone, and manufacturing payments plus royalties. Companies developing products using ImmunoGen's TAP technology include Boehringer Ingelheim (bivatuzumab mertansine), Millennium Pharmaceuticals (MLN2704), and Genentech (Trastuzumab-DM1); ImmunoGen also has multitarget agreements with Genentech, Abgenix, and Millennium. ImmunoGen and Aventis have a collaboration to discover, develop, and commercialize antibody-based anticancer therapeutics. The agreement provides ImmunoGen with committed funding and also includes milestone payments, royalties, and co-promotion rights.

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  Exhibit 99.1